UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

Allied esports Entertainment, INC.

(Name of Registrant as Specified in Its Charter)

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	(1)	Title of each class of securities to which transaction applies:

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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ALLIED ESPORTS ENTERTAINMENT, INC.

NOTICE OF ACTION BY WRITTEN CONSENT

TO THE STOCKHOLDERS OF ALLIED ESPORTS ENTERTAINMENT, INC.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Allied Esports Entertainment, Inc., a Delaware corporation (the “Company,” “AESE,” “we,” or “us”), in connection with action taken by written consent by the holders of a majority of the issued and outstanding shares of common stock of the Company to approve, for purposes of Nasdaq Marketplace Rule 5635 (b), (c) and (d) (collectively, “Nasdaq Rule 5635”), the issuance of shares of the Company’s common stock on the terms and subject to the conditions set forth in the Put Option Agreement, dated as of February 25, 2020 (the “Option Agreement”), between the Company and Lyle Berman, one of the Company’s directors (the transaction contemplated by the Option Agreement, including without limitation such issuance of common stock, is hereinafter referred to as the “Transaction”).

Approval of the Transaction for purposes of Nasdaq Rule 5635 was taken by written consent pursuant to Section 228 of the Delaware General Corporation Law and Section 2.7 of our bylaws, which provides that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. This Information Statement is being furnished to our stockholders of record as of February 28, 2020 in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission thereunder, solely for the purpose of informing our stockholders of the action taken by the written consent.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.

We are mailing this Notice and the accompanying Information Statement to holders of our common stock on or about March 11, 2020.

Sincerely,

Allied Esports Entertainment, Inc.

By:	/s/ Frank Ng
Chief Executive Officer

March 9, 2020

i

ALLIED ESPORTS ENTERTAINMENT, INC.
17877 Von Karman Avenue, Suite 300
Irvine, California 92614

INFORMATION STATEMENT

GENERAL INFORMATION

Allied Esports Entertainment, Inc., a Delaware corporation (the “Company,” “AESE,” “we,” or “us”), is distributing this information statement solely for purposes of informing our stockholders of record as of February 28, 2020 (the “Record Date”), in the manner required by Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Delaware General Corporation Law (the “DGCL”), of the action taken by written consent by the holders of a majority of the issued and outstanding shares of common stock of the Company to approve, for purposes of Nasdaq Marketplace Rule 5635, subsections (b), (c) and (d) (collectively, “Nasdaq Rule 5635”), the issuance of shares of the Company’s common stock on the terms and subject to the conditions set forth in the Put Option Agreement, dated as of February 25, 2020 (the “Option Agreement”), between the Company and Lyle Berman, the Company’s Chairman of the Board (the transaction contemplated by the Option Agreement, including without limitation such issuance of our common stock is hereinafter referred to as the “Transaction”).

Our common stock is listed on the Nasdaq Capital Market, and we are subject to Nasdaq’s rules and regulations, including Nasdaq Rule 5635. Nasdaq Rule 5635, subsections (b), (c) and (d), requires stockholder approval prior to certain issuances of securities, as follows:

(b)	the issuance of securities by a company when, as a result of such issuance, an investor or group would own or have the right to acquire 20% or more of the company’s outstanding common stock or voting power and such ownership or voting power would be the largest ownership position in the company, which Nasdaq considers to be a “change of control;”

(c)	the issuance of securities in a transaction (other than a public offering) to officers, directors, employees or consultants at a discount to the market value (the consolidated closing bid price immediately preceding the time the company enters into a binding agreement to issue the securities) (the “Current Market Price”); or

(d)	the issuance in a transaction (other than a public offering) of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the outstanding common stock or 20% or more of the voting power of a company for a purchase price that is lower than (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of a binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (such lower amount, the “Minimum Price”).

OVERVIEW OF THE TRANSACTION

Description of the Transaction

Pursuant to the Option Agreement, the Company has an option (the “Option”), in its discretion, to sell shares of its common stock (the “Option Shares”) to Mr. Berman for aggregate gross proceeds of up to $2.0 million. The Company will be required to exercise the Option, if at all, no later than April 9, 2020, at which time the Option will expire. The Company has no obligation to sell any shares of common stock under the Option Agreement. If the Company exercises the Option, it must do so in full (and not in part), subject to the Exchange Limitations (as defined below). The Company may exercise the Option by delivering an Option election notice to Mr. Berman. The closing of the issuance and sale of Option Shares (the “Closing”) will take place no later than 30 days following Mr. Berman’s receipt of the Option election notice; provided, however, that Mr. Berman may, upon delivering written notice to the Company, elect to hold two separate Closings at which the Company will deliver one-half of the Option Shares to the Investor against the Investor’s payment of one-half of the Purchase Price to the Company. If Mr. Berman elects to conduct two Closings, the second Closing will be conducted no later than the one-month anniversary of the first Closing. The Option Shares will be issued pursuant to available exemptions from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

The purchase price per Option Share will be $1.963, which is less than the Current Market Price. As a result, Nasdaq Rule 5635(c) requires that the Company obtain stockholder approval prior to issuing Options Shares to Mr. Berman at such price. The purchase price is also less than Minimum Price; however the issuance of the Option Shares will not violate Nasdaq Rule 5635(d) because the Option Shares represent less than 19.99% of the Company’s outstanding shares on the date the Agreement was signed. Although unlikely due to the concentrated ownership of our common stock, it is possible that the Transaction could result in a “change of control” within the meaning of Nasdaq Rule 5635(b). To ensure compliance with Nasdaq Rule 5635, the Option Agreement provides that the Company may not issue and Mr. Berman may not purchase any Option Shares unless stockholder approval is obtained for such issuance.

Pursuant to the Option Agreement, Mr. Berman has agreed that, without the prior written consent of the Company, he will not, during the period commencing on the date of issuance of the Option Shares, and ending six months after the date of such issuance, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, the Option Shares; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Option Shares; or (3) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to the Option Shares.

The foregoing description of the Option Agreement is qualified in its entirety by reference to the full and complete terms of the Option Agreement, which is filed as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on February 26, 2020, which is incorporated herein by reference.

Approval of the Transaction

The approval of the Transaction, including for purposes of Nasdaq Rule 5635, requires the approval of the holders of our outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. On February 25, 2020, there were 23,934,871 shares of our common stock issued and outstanding.

In order to ensure that the Company will receive the full proceeds from its exercise of the Option and resulting sale of shares to Mr. Berman under the Option Agreement, Primo Vital Limited, the holder of a majority of the Company’s issued and outstanding common stock, approved the Transaction by a written consent dated February 25, 2020. Accordingly, the limitations on issuances and sales of securities under Nasdaq Rule 5635 will not apply to an exercise of the Option by the Company and the resulting issuance and sale of Option Shares. Pursuant to Rule 14c-2(b) promulgated under the Exchange Act, such action may not be effected until at least 20 calendar days following the mailing of this Information Statement to our common stockholders. This Information Statement is first being mailed on or about March 11, 2020 to the Company’s common stockholders of record as of the Record Date.

Notice Pursuant to the Delaware General Corporation Law

Pursuant to Section 228(e) of the DGCL, we are required to provide prompt notice of the taking of a corporate action by written consent to common stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228(e) of the DGCL.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

The tables below set forth information known to us regarding the beneficial ownership of our common stock as of the Record Date, for:

●	each person we believe beneficially holds more than 5% of our outstanding common shares (based solely on our review of SEC filings);

●	each of our current directors and named executive officers; and

●	all of our current directors and executive officers as a group.

This table further provides beneficial ownership information as of the Record Date, adjusted solely to give pro forma effect the issuance of 1,018,848 Option Shares, which assumes that the Company exercises the Option and sells all of the Option Shares to Mr. Berman.

The number of shares beneficially owned by a person includes shares issuable under options, warrants and other securities convertible into common stock held by that person and that are currently exercisable or that become exercisable within 60 days of the Record Date. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options, warrants and other convertible securities currently exercisable or that become exercisable within 60 days of the Record Date are outstanding for the purposes of computing the “Percentage Before Transaction” and “Percentage After Transaction” by such person or group. Nevertheless, shares of common stock that are issuable upon exercise of presently unexercised options, warrants and other convertible securities are not deemed to be outstanding for purposes of calculating the “Percentage Before Transaction” and “Percentage After Transaction” by any other person or any other group.

Except as otherwise indicated in the table or its footnotes, the persons in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

As of the Record Date, we had 23,934,871 shares of common stock issued and outstanding.

Name and Address of Beneficial Owners(1)	Number of Shares Before Transaction (2)	Percentage Before Transaction (2)	Number of Shares After Transaction (2)(3)	Percentage After Transaction (2)(3)
Five Percent Stockholders:
Black Ridge Oil & Gas, Inc. (4)	3,190,500	13.1%	3,190,500	12.5%
Primo Vital Limited (5)	15,112,163	55.8%	15,112,163	53.8%
Directors and Named Executive Officers:
Lyle Berman(6)	459,222	1.9%	1,478,070	5.9%
Bradley Berman(7)	3,534	*	3,534	*
Benjamin S. Oehler(7)	3,534	*	3,534	*
Joseph Lahti(7)	3,534	*	3,534	*
Frank Ng(8)	453,422	1.9%	453,422	1.8%
Eric Yang(9)	17,447,673	64.3%	17,447,673	62.0%
Adam Pliska(10)	1,123,439	4.6%	–	4.5%
Maya Rogers(11)	3,534	*	3,534	*
Kan Hee Anthony Tyen(1)	3,534	*	3,534	*
Ho min Kim(11)	3,534	*	3,534	*
Anthony Hung	–	*	–	*
Jud Hannigan (12)	375,055	1.6%	375,055	1.5%
Kenneth DeCubellis (3)(13)	3,190,500	13.1%	3,190,500	12.5%

All current directors and executive officers, as a group (12 individuals) (14)	19,880,015	71.8%	–	72.8%

*	Less than 1%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

(2)	The percentage of beneficial ownership before the Transaction is based on 23,934,871 outstanding shares of common stock as of the Record Date. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock that could be issued upon the exercise of outstanding options or warrants held by that person that are currently exercisable or exercisable within the next 60 days after the Record Date are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of any other person.

(3)	Provides beneficial ownership information as of the Record Date, adjusted solely to give pro forma effect the issuance and sale of 1,018,848 Option Shares, which assumes that the Company exercises the Option and sells all of the Option Shares to Mr. Berman.

(4)	Based on a joint Schedule 13D filed on September 19, 2019. Includes 2,685,500 outstanding shares held by Black Ridge and 505,000 shares issuable upon the exercise of certain warrants held by Black Ridge that are exercisable or will become exercisable within 60 days after the Record Date. Kenneth DeCubellis is a director and chief executive officer of Black Ridge and shares voting and dispositive power over the shares held by Black Ridge. The address of Black Ridge is 110 North 5th Street, Suite 410, Minneapolis, Minnesota 55403.

(5)	Based on a joint Schedule 13D filed on September 18, 2019. Includes warrants to purchase 3,193,851 shares of common stock that are currently exercisable or will become exercisable within 60 days after the Record Date, of which 324,665 warrants are currently being held in escrow and are subject to forfeiture until August 9, 2020 as security for indemnification claims against Allied Esports Media, Inc. (“AEM”) that may arise under the Agreement and Plan of Reorganization dated December 19, 2018 (as amended, the “Merger Agreement”) among AESE, AEM, Noble Link Global Limited and other parties thereto.

(6)	Includes 3,534 shares of common stock that are subject to transfer and forfeiture restrictions. Excludes shares for which Mr. Lyle Berman has a pecuniary interest in through his ownership of common stock in Black Ridge.

(7)	Includes 3,534 shares of common stock that are subject to transfer and forfeiture restrictions. Excludes shares for which the stockholder has a pecuniary interest in through his beneficial ownership in Black Ridge.

(8)	Includes (i) warrants to purchase 106,233 shares of common stock that are currently exercisable or will become exercisable within 60 days after the Record Date, of which 6,823 warrants are currently being held in escrow and are subject to forfeiture until August 9, 2020 as security for indemnification claims against AEM that may arise under the Merger Agreement; (ii) 117,648 shares issuable to Mr. Ng’s spouse upon conversion of a convertible promissory note issued to her by the Company; and (iii) 21,202 shares of common stock that are subject to transfer and forfeiture restrictions.

(9)	Includes (i) warrants to purchase 68,211 shares of common stock that are currently exercisable or will become exercisable within 60 days after the Record Date, (ii) 3,534 shares of common stock that are subject to transfer and forfeiture restrictions; (iii) 11,986,523 shares held by Primo Vital Limited ("Primo"), a 100% owned subsidiary of Ourgame, of which Mr. Yang, as director and chief executive officer, exercises voting and dispositive power, (iv) warrants held by Primo to purchase 3,125,640 shares of common stock that are currently exercisable or will become exercisable within 60 days after the Record Date, and (v) 2,055,493 shares held by former owners of AEM over which Ourgame has been granted voting power through June 1, 2020 pursuant to proxies. Mr. Yang disclaims any pecuniary interest in the shares and warrants of Primo. Mr. Yang is a director of the Company.

(10)	Includes (i) warrants to purchase 7,024 of common stock that are currently exercisable or will become exercisable within 60 days after the Record Date, (ii) 117,648 shares issuable upon conversion of the convertible promissory note of The Lipscomb/Viscoli Children’s Trust (the “Trust”), of which Mr. Pliska is trustee, (iii) warrants to purchase 38,000 shares of common stock held by the Trust, (iv) warrants to purchase 95,000 shares of common stock held by Trisara, LLC, a limited liability company wholly-owned by Mr. Pliska, and (v) 7,951 shares of common stock that are subject to transfer and forfeiture restrictions. Mr. Pliska is the President of the Company and WPT Enterprises, Inc., serves as a director of the Company and disclaims any pecuniary interest in the shares and warrants set forth in items (ii) and (iii).

(11)	Includes 3,534 shares that are subject to transfer and forfeiture restrictions.

(12)	Includes warrants to purchase 68,211 shares of common stock that are currently exercisable or will become exercisable within 60 days after the Record Date, and 8,834 shares that are subject to transfer and forfeiture restrictions.

(13)	Mr. DeCubellis previously served as Chief Executive Officer of BRAC. He resigned as a director and Chief Financial Officer of the Company on September 24, 2019.

(14)	Consists of shares beneficially owned by our current directors and current executive officers, which does not include shares beneficially owned by Mr. DeCubellis.

OTHER BUSINESS

Householding of Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Information Statement may have been sent to multiple Company stockholders in each household unless otherwise instructed by such Company stockholders. We will deliver promptly a separate copy of the Information Statement to any Company stockholder upon written or oral request to our Corporate Secretary, at Allied Esports International, Inc., 17877 Von Karman Avenue, Suite 300, Irvine, California, 92614, telephone: (949) 225-2600. Any Company stockholder wishing to receive separate copies of our proxy statement or annual report to Company stockholders in the future, or any Company stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the Company stockholder’s bank, broker, or other nominee record holder, or the Company stockholder may contact us at the above address and phone number.

Costs

We will make arrangements with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our common stock for the forwarding of this Information Statement to the beneficial owners of our common stock. We will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Information Statement.